AMENDMENT TO EXHIBIT A

OF THE AMENDED & RESTATED DISTRIBUTION AGREEMENT

FOR

THE ALGER ETF TRUST

Pursuant to the Amended & Restated Distribution Agreement dated February 11, 2021, by and between The Alger ETF Trust and Fred Alger & Company, LLC (as amended to date, the “Agreement”), the parties agree to amend the Agreement effective December 17, 2024 as follows:

1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A as attached and incorporated by reference to this Amendment.

2.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of the date first written above.

THE ALGER ETF TRUST		FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	CCO, CLO, Secretary	Title:	SVP, General Counsel, Secretary

EXHIBIT A

Alger Mid Cap 40 ETF

Alger 35 ETF

Alger Weatherbie Enduring Growth ETF

Alger Concentrated Equity ETF

Alger AI Enablers & Adopters ETF

Alger Russell Innovation ETF